ASPIRIANT TRUST
INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 12th day of May 2016 between Aspiriant, LLC (the “Adviser”) and Wells Capital Management, Inc. (the “Sub-Adviser”).

WHEREAS, Aspiriant Trust (the “Trust”), a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement with the Trust (the “Advisory Agreement”) pursuant to which the Adviser acts as investment adviser to the series of the Trust; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to each series of the Trust listed on Schedule A (each a “Fund”), as such schedule may be amended from time to time by the parties hereto, and the Sub-Adviser is willing to render such investment advisory services;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage that portion of the securities and other assets of a Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets in accordance with the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s then current prospectus and statement of additional information, as may be amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)	The Sub-Adviser shall provide investment advisory services to a Fund and shall, in such capacity, determine from time to time what Assets will be purchased, retained, or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash, subject to the direction of the Adviser and the Board of Trustees of the Trust.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust, the Prospectus, and the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) above and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. In executing transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)). Consistent with any guidelines established by the Trust and Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser, or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser, or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10), and (b)(11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.  The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)	The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Adviser with such information upon request by the Adviser.

(f)	The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others as long as such services do not impair the services rendered to the Adviser or the Trust.

(g)	The Sub-Adviser shall promptly notify the Adviser of (i) any material financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement; (ii) any change in control or management of the Sub-Adviser; (iii) any change in the Sub-Adviser’s personnel materially involved in the management of the Assets; (iv) any failure by the Sub-Adviser to remain registered as an investment adviser under the Investment Advisers Act of 1940 or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered; (v) the Sub-Adviser being served or receiving notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or government or regulatory agency in any way relating to a Fund or potentially affecting the Sub-Adviser’s services under this Agreement; and (v) any violation by the Sub-Adviser of the federal securities laws.

(h)	The Sub-Adviser shall be responsible for reviewing proxy solicitation materials and voting and handling proxies in relation to the securities held as Assets in a Fund.

(i)	The Sub-Adviser shall treat confidentially and as proprietary information of the Trust all records and other information relative to each Fund and its prior, present or potential shareholders, shall comply at all times with all applicable laws and regulations relating to the confidentiality of “nonpublic personal information” including the Gramm-Leach-Bliley Act or other federal or state privacy laws and the regulations promulgated thereunder, and shall not use such confidential information for any purpose other than the performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Sub-Adviser is advised by counsel that the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

(j)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a fund that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. With respect to any Fund, the Sub-Adviser shall not provide investment advice with respect to any assets of such Fund other than the Assets.

(k)	Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s control affiliates, partners, officers or employees.

2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to a Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust, the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)	the Trust’s Declaration of Trust as in effect on the date of this Agreement and as amended from time to time;

(b)	the Trust’s By-Laws as in effect on the date of this Agreement and as amended from time to time; and

(c)	the Fund’s Prospectus.

4.	Compensation to the Sub-Adviser. For the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee paid to the Sub-Adviser monthly in arrears at the annual rate set forth on Schedule A hereto, as such schedule may be amended from time to time by the parties hereto, and calculated based on the average daily net asset value of the Assets under the Sub-Adviser’s management. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

5.	Indemnification. Except as provided by law, the Sub-Adviser shall not be liable to the Adviser, the Trust, a Fund or the shareholders of a Fund for any loss that they may suffer as a result of the Sub-Adviser’s actions where the Sub-Adviser has exercised the degree of care, skill, prudence and diligence then prevailing that a prudent person acting in a like capacity and familiar with those matters would use in the conduct of an enterprise with like character and with like aims. Subject to the foregoing, the Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (“Losses”) howsoever arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement insofar as such Losses arise out of or are based upon (a) the Sub-Adviser’s negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement, or (b) any material breach by the Sub-Adviser of a representation or warranty made by it in this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

Except as provided by law, the Adviser shall not be liable to the Sub-Adviser for any loss that it may suffer as a result of the Adviser’s actions where the Adviser has exercised the degree of care, skill, prudence and diligence then prevailing that a prudent person acting in a like capacity and familiar with those matters would use in the conduct of an enterprise with like character and with like aims.  Subject to the foregoing, the Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all Losses howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement insofar as such Losses arise out of or are based upon (a) the Adviser’s negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement, or (b) any material breach by the Adviser of a representation or warranty made by it in this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

The indemnification obligations set forth in this Paragraph 5 are in addition to any other rights that the indemnified party may otherwise have, shall not be deemed a waiver of any rights provided by law, and shall survive the termination or assignment of this Agreement and the termination, removal or resignation of Sub-Adviser.

6.	Duration and Termination. This Agreement shall continue in effect for a period of more than two years only so long as continuance as to a Fund is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund without payment of any penalty (a) by the Fund at any time by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time on 60 days written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time on 90 days written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.	Governing Law. This Agreement shall be governed by the internal laws of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

8.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9.	Notice. Any notice, advice, or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified, or overnight mail, postage prepaid, and addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Aspiriant, LLC 11100 Santa Monica Blvd Suite 600 Los Angeles, CA 90025 Attn: Chief Executive Officer and Chief Investment Officer

To the Sub-Adviser at:	Wells Capital Management, Inc. 100 Heritage Reserve Menomonee Falls, WI 53051 Attn: Client Administration

10.	Non-Hire/Non-Solicitation. The Sub-Adviser hereby agrees that so long as the Sub-Adviser provides services to the Adviser or the Trust and for a period of one year following the date on which the Sub-Adviser ceases to provide services to the Adviser and the Trust, the Sub-Adviser shall not for any reason, directly or indirectly, on the Sub-Adviser’s own behalf or on behalf of others, knowingly solicit to hire or hire any person employed by the Adviser, whether or not such person is a full-time employee or whether or not any person’s employment is pursuant to a written agreement or is at will. The foregoing sentence shall not restrict the right of the Sub-Adviser to conduct any general solicitation of personnel (including executive searches) that do not specifically target any personnel of the Adviser or the Trust or to hire any personnel of the Adviser or the Trust who answers such a general solicitation or who otherwise voluntarily applies for hire without having been initially personally solicited or recruited by or on the behalf of the Sub-Adviser. The Sub-Adviser further agrees that, to the extent that the Sub-Adviser breaches the covenant described in this paragraph, the Adviser shall be entitled to pursue all appropriate remedies in law or equity.

11.	Confidentiality. Except as otherwise agreed to in writing or as required by law, and subject to Section 1(i) above, the parties will keep confidential all non-public information concerning this Agreement and its services hereunder, provided that Sub-Adviser or its affiliates may share or provide information regarding the Adviser or Trust with or among the Adviser, Sub-Adviser, or its affiliates in furtherance of any servicing obligations or requirements relating to the Agreement, including but not limited to information relating to Trust data, cybersecurity, or vendor management.

12.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

13.	Miscellaneous.

(a)	Notice is hereby given that the obligations of this Agreement are not binding upon any of the Trustees, officers, or shareholders of a Fund or the Trust.

(b)	Where a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the alteration of such rule, regulation, or order.

(c)	In the event that this Agreement is made applicable to any additional funds by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such fund so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such fund shall be the execution date of the relevant schedule. In the event the terms of this Agreement are applicable to more than one fund, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ASPIRIANT, LLC

By:	/s/ John Allen

Name:	John Allen

Title:	Chief Investment Officer

WELLS CAPITAL MANAGEMENT, INC.

By:	/s/ Jennifer L. Kelliner

Name:	Jennifer L. Kelliner

Title:	Client Service Manager